January 5, 2004


Chas Radovich
Rudy Radovich
BioGentec, Inc.
2445 McCabe Way, Suite 150
Irvine, CA 92614

By Fax (949) 757-0979 and First-Class Mail

Re:   BioGentec, Inc. adv. Business Center Drive Partners, LLP
      ---------------------------------------------------------

Dear Chas and Rudy:

         Pursuant to our prior conversations and meetings with regard to the above-referenced matter, this shall confirm that the sum set forth below is due and owing with regard to legal services rendered and costs incurred to date. Accordingly, payment therefore is due upon the receipt hereof in accordance with our Retainer Agreement. Thank you for your courtesy.


              TOTAL DUE                        =    $ 30,000.00
                                                    -----------


         Please contact me at once if you have any further questions with regard to the foregoing and thank you for your prompt attention to this matter.


Very truly yours,

LAW OFFICES OF KELLY S. JOHNSON




KELLY S. JOHNSON
KSJ:cm